Exhibit 10.10

EXECUTION COPY

CROSS LICENSE AGREEMENT

This CROSS LICENSE AGREEMENT (this “Agreement”), dated as of April     , 2006 (the “Effective Date”), is entered into by and between Texas Instruments Incorporated, a Delaware corporation (“Seller”), and Sensata Technologies B.V., a Dutch limited liability company, formerly known as Potazia Holding B.V., assignee of S&C Purchase Corp. (“Buyer”) (each a “Party” and collectively, the “Parties”).

Terms that are not defined in this Agreement shall have the meaning set forth in the Purchase Agreement (as defined below).

W  I  T  N  E  S  S  E  T  H :

WHEREAS, pursuant to an Asset and Stock Purchase Agreement dated as of January 8, 2006 (the “Purchase Agreement”), Buyer is acquiring from Seller and its Subsidiaries the Shares and the Purchased Assets including ownership of certain Intellectual Property Rights;

WHEREAS, Seller and its Subsidiaries are retaining ownership of certain Intellectual Property Rights;

WHEREAS, the Purchase Agreement contemplates that each Party shall grant the other Party a license to use certain technology used in connection with such other Party’s business; and

WHEREAS, each Party is willing to grant the licenses contemplated in the Purchase Agreement upon the terms and subject to the conditions set forth in this Agreement;

NOW THEREFORE, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Announcement Date” means January 8, 2006.

“Buyer Activities” means the design, development, use and distribution of (i) design, automation, application or other software embodied in or operating on or in any way relating to the manufacture, or use of, any Buyer Product and (ii) services, application notes, reference designs, and marketing materials directly relating to the sales, marketing or use of any Buyer Product.

“Buyer Core Business Technology” means (i) ceramic capacitive sensing, (ii) microfused silicon strain gauges, (iii) monometal and bimetal snap acting actuators, (iv) low level arc detection, (v) metal oxide silicon sensor, and (vi) a self-regulating heater or current limiter that (A) is an electromechanical product, (B) incorporates positive temperature coefficient materials based on doped barium titanate chemistry, and (C) responds to temperature with increased resistance, or when energized with current generates heat at a self-regulating point.

“Buyer Information” means the know-how and trade secrets owned or licensable by any Buyer Party that any Seller Party has in its possession as of the Effective Date (so long as such know-how and trade secrets have been used by any Seller Party other than in connection with the Business prior to the Effective Date), excluding any Exclusive Buyer Information.

“Buyer License” means the rights granted by Seller to Buyer pursuant to Section 2.01.

“Buyer Party” means Buyer and/or any of its Permitted Subsidiaries.

“Buyer Patents” means all Patents now or hereafter owned or licensable by any Buyer Party with a Priority Date prior to the Effective Date.

“Buyer Product” means any (i) Sensor Product, (ii) Control Product, (iii) Core Business Technology Product, and (iv) any software marketed by Buyer for use in conjunction with any of the foregoing. Notwithstanding the foregoing, Buyer Product does not include any Semiconductor Product, except (A) any Semiconductor Product that incorporates arc fault circuits as a functionally and commercially significant part thereof and/or (B) any Semiconductor Product that is a functionally and commercially significant part of a Sensor Product, a Control Product, or a Core Business Technology Product, provided that such Core Business Technology Product also includes at least one functionally and commercially significant component which is not a Semiconductor Product.

“Confidential Information” means all Seller Information and Buyer Information (and all other trade secrets of the Retained Business or the Business that the receiving Party has in its possession as of the Effective Date that are not licensed hereunder) without the need for any further notice or marking, together with any confidential or proprietary information exchanged between the Parties after the Effective Date pursuant to this Agreement (it being understood that if any such confidential or proprietary information exchanged after the Effective Date is disclosed pursuant to a non-disclosure agreement, then the terms of such non-disclosure agreement shall govern the disclosure of such information), excluding any information that: (i) the receiving Party independently develops (in the case of Seller, within any of the Retained Businesses and in the case of Buyer, within the Business) without reference to the disclosed information; (ii) the receiving Party independently receives (in the case of Seller, other than from the Business and in the case of Buyer, other than from any of the Retained Businesses) on a non-confidential basis; (iii) becomes public knowledge through no fault of the receiving Party or any of its Affiliates; or (iv) is in the public domain at the time the receiving Party receives the disclosed information.

“Core Business Technology Product” means any product incorporating Buyer Core Business Technology as a functionally and commercially significant part thereof (other than a Sensor Product or Control Product).

“DLP System” means a Deformable Device and/or DMD System. For the purposes of the foregoing, “Deformable Device” means a semiconductor device wherein addressable and movable electromagnetic radiation reflecting members comprise a substantial portion of the device, including, by way of illustration, electrostatically controllable, deformable or deflectable mirrors and “DMD System” means any instrumentality or aggregate of instrumentalities which incorporate one or more Deformable Devices as a functionally and commercially significant part thereof.

“Exclusive Buyer Information” means know-how and trade secrets constituting or directly relating to the Buyer Core Business Technology.

“Exclusive Seller Information” means know-how and trade secrets constituting or directly relating to any Semiconductor Process and/or DLP System.

“Licensed Party” means the Party to whom the applicable license set forth in Article 2 has been granted.

“Licensing Party” means the Party granting the other Party the applicable license set forth in Article 2.

“MEMS License” means the rights granted by each Party to the other Party pursuant to Section 2.03.

“Net Sales” means (A) the total amount billed to any unrelated third party by the MEMS Licensee in connection with the sale of Licensed MEMS Products, or (B) the Fair Market Value of any Licensed MEMS Products sold as a Combination Product or sold to a related third party (other than a MEMS Licensee); in each case less (i) sales taxes, excise taxes, import duties and other similar taxes (it being understood that taxes based on the MEMS Licensee’s overall income are excluded) levied by a Governmental Authority in respect to such sales, (ii) reasonable and customary returned sales, sales allowances (adjustments for quality and/or yield) and/or retroactive price adjustments or credits, in each case consistent with the MEMS Licensee’s practices with respect to similar products, (iii) reasonable and customary trade, cash or quantity discounts, in each case consistent with the MEMS Licensee’s practices with respect to similar products, (iv) unreimbursed transportation costs, and (v) unreimbursed transportation insurance costs (but only if they are expressly documented); in any case where such sales, incorporation into a system, or the manufacture of such Licensed MEMS Products occurs in a country where the Infringed MEMS Patent is issued. “Fair Market Value” of the Licensed MEMS Products, as used above, shall mean such commercially reasonable price for which the Licensed MEMS Products could have been sold to an unrelated third party, as standalone products, at the time that such Licensed MEMS Products were sold to such unrelated third party as a Combination Product or to a related third party (other than a MEMS Licensee). In determining what is a commercially reasonable price, sales to an unrelated third party by such MEMS Licensee of the same or similar products as a standalone product at any time within six months of the sale of such Combination Product or sale to such related third party (other than a MEMS Licensee) (as applicable), shall be deemed to establish the commercially reasonable per unit price. “Combination Product” means a Licensed MEMS Product sold to an unrelated third party that is not sold on a standalone basis.

“Other Seller Product” means (i) any product intended for incorporation in a DLP System; (ii) any products intended for applications addressed by products currently or previously marketed or under development by the Educational and Productivity Solutions business unit of Seller (e.g., calculators); (iii) board-level products for use in telecommunications products (e.g.,

Bluetooth, GPS and WLAN boards); (iv) board-level products for use in Broadband or networking products (e.g., DSL boards); (v) High Volume Analog Logic (HVAL) module or board-level products (other than any product that is a Restricted Buyer Product); (vi) power modules or boards (e.g. Powertrends power board) (other than any product that is a Sensor Product or a Control Product; provided that for these purposes the phrase “or under development” in clause (iii) of the definition of Control Product and in clause (ii) of the definition of Sensor Product shall be disregarded); (vii) modems, residential-gateways and routers; (viii) Tire Pressure Sensor Products; (ix) any other products that any Seller Party manufactured, marketed, sold, offered for sale, distributed or otherwise transferred prior to the Effective Date or with respect to which any Seller Party has substantially completed its development efforts, and any extension, modification, derivative, replacement or successor products referred to in clause (ix) (in each case, other than Semiconductor Products and products included in the Business); and (x) board-level and systems products (such as a Tagit and Tagit reader) for use in RFID systems.

“Permitted Subsidiary” means, with respect to any Party, (i) any Subsidiary of such Party as of the Effective Date and (ii) any Subsidiary acquired, directly or indirectly, after the Effective Date by such Party, whether by stock purchase, merger, asset acquisition or otherwise, which has been granted a sublicense pursuant to Section 2.04(b).

“Priority Date” means the first effective filing date of an issued Patent or any application therefor.

“Restricted Buyer Product” means (i) any Sensor Product and/or Control Product (provided that for these purposes the phrase “or under development” in clause (iii) of the definition of Control Product and in clause (ii) of the definition of Sensor Product shall be disregarded) and (ii) any other product that incorporates a Restricted Core Business Technology Product as a functionally and commercially significant part thereof.

“Restricted Core Business Technology Product” means any (i) ceramic capacitive sensor, (ii) microfused silicon strain gauge, (iii) monometal and bimetal snap acting actuator, (iv) metal oxide silicon sensor and (v) a self-regulating heater or current limiter that (A) is an electromechanical product, (B) incorporates positive temperature coefficient materials based on doped barium titanate chemistry, and (C) responds to temperature with increased resistance, or when energized with current generates heat at a self-regulating point.

“S&C Field” means the field of Sensor Products and/or Control Products.

“Seller Activities” means the design, development, use and distribution of (i) design, automation, application or other software embodied in or operating on or in any way relating to the manufacture, or use of, any Seller Product and (ii) services, application notes, reference designs, emulators, evaluation modules (EVMs), and marketing materials directly relating to the sales, marketing or use of any Seller Product.

“Seller Information” means the know-how and trade secrets owned or licensable by any Seller Party that any Buyer Party has in its possession as of the Effective Date (so long as such know-how and trade secrets have been used in the Business prior to the Effective Date) and not assigned to Buyer under the Purchase Agreement, excluding any Exclusive Seller Information.

“Seller License” means the rights granted by Buyer to Seller pursuant to Section 2.02.

“Seller Party” means Seller and/or any of its Permitted Subsidiaries.

“Seller Patents” means all Patents now or hereafter owned or licensable by any Seller Party with a Priority Date prior to the Effective Date and not assigned to Buyer under the Purchase Agreement.

“Seller Product” means any (i) Semiconductor Product, (ii) Other Seller Product and (iii) any software marketed by Seller for use in conjunction with any of the foregoing.

“Semiconductor Part” means any semiconductor device or other device made using a Semiconductor Process and implemented on and/or as part of a common semiconductor substrate, such as a discrete or integrated circuit, and further including a MEMS Product or radio frequency identification product.

“Semiconductor Product” means any Semiconductor Part, and/or any combination of two or more Semiconductor Parts that may be used, sold, assembled or otherwise aggregated together in a chipset, board-level product, or in any assembly or system; provided, however, that the portions of such chipset, board-level product, assembly or system that do not constitute a Semiconductor Part shall not be included as a “Semiconductor Product” (it being understood that Semiconductor Product shall include electrical connections between Semiconductor Parts, decoupling capacitors, power supply connections and any other circuitry directly enabling the Semiconductor Parts to function together). Semiconductor Product also includes any software which is incorporated in, or specific to any of the foregoing which are Semiconductor Products.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acquired Business	2.04(b)
Affiliate	Purchase Agreement
Agreement	Preamble
Applicable Law	Purchase Agreement
Business	Purchase Agreement
Buyer	Preamble
Closing	Purchase Agreement
Control Products	Purchase Agreement
Effective Date	Preamble
Georgia-Pacific Method	2.02(g)
Governmental Authority	Purchase Agreement
Infringed MEMS Patent	2.03(a)
Initial MEMS License Term	2.03(a)
Intellectual Property Right	Purchase Agreement
Licensed MEMS Products	2.03(a)

Term	Section
Maximum Stay	2.02(f)
MEMS Infringement Notice	2.03(a)
MEMS Licensee	2.03(a)
MEMS Product	Purchase Agreement
MEMS Royalty	2.03(a)
Party	Preamble
Parties	Preamble
Patents	Purchase Agreement
Permitted Buyer Customer	2.01(c)
Permitted Seller Customer	2.02(c)
Person	Purchase Agreement
Protected Claim	2.02(f)
Purchase Agreement	Preamble
Residual Knowledge	4.01
Retained Businesses	Purchase Agreement
Seller	Preamble
Semiconductor Process	Purchase Agreement
Sensors Products	Purchase Agreement
Stay Request	2.02(f)
Subsidiaries	Purchase Agreement
Successful Workaround	2.02(f)
Tire Pressure Sensor Products	Purchase Agreement

Section 1.02. Other Definitional And Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. When the words “not to be unreasonably withheld” are used in this Agreement, they shall be deemed to be followed by the phrase “, conditioned or delayed”, whether or not they are in fact followed by that phrase or a phrase of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law” or “laws” shall be deemed to include any and all Applicable Law.

ARTICLE 2

GRANT OF RIGHTS

Section 2.01. From Seller To Buyer. (a) Subject to the terms and conditions of this Agreement, each Seller Party hereby grants to each Buyer Party a perpetual, worldwide, nonexclusive, irrevocable, nontransferable (except as set forth herein), royalty-free (except as set forth in Section 2.03), fully paid-up license under the Seller Patents and Seller Information (i) to make, have made, use, sell, offer for sale and import, reproduce, perform, display or distribute any Buyer Product (other than a MEMS Product in the S&C Field, which is licensed only pursuant to Section 2.03) and (ii) to engage in Buyer Activities.

(b) Effective upon the Effective Date, each Seller Party hereby irrevocably releases each Buyer Party and their respective customers, mediate and immediate, from any and all claims of infringement of any Seller Patent, with respect to any act performed or product made, used or sold by a Buyer Party prior to the Effective Date.

(c) Each Seller Party hereby agrees not to initiate any infringement action, or otherwise assert any claim, demand, cause of action or request for damages or other relief, either alone or in cooperation with any other Person, against any Buyer Party or any of their customers on or before April 30, 2007 under any Seller Patent and/or the Seller Information with respect to (i) any Buyer Product of the type manufactured and sold to such customers (including any Buyer Product of the type with respect to which such customer has entered into a contract or otherwise placed an order with a Buyer Party) within the one (1) year period immediately prior to the Announcement Date for any product of an immediate customer of a Buyer Party and/or (ii) any product of an immediate customer which infringes or has infringed upon such Seller Patent claims and in which such Buyer Product is or has been incorporated within the one (1) year period immediately prior to the Announcement Date (including any such customer products which are modifications, derivations, replacements or successor products of any of the foregoing) (a “Permitted Buyer Customer Product”); provided that the foregoing shall not apply with respect to any product of an immediate customer which is only under development as of the Announcement Date. Without limiting the generality of the foregoing, it is understood and agreed that the foregoing covenant with respect to a Permitted Buyer Customer Product shall apply to all downstream customers, sellers, distributors, and the like, as in the case of patent exhaustion. Notwithstanding the foregoing, as to any particular Seller Patent claim, the covenant set forth in this Section 2.01(c) shall only apply to any changes made to such Buyer Products and/or customer products after the Announcement Date if such changes do not result in such products infringing such Seller Patent claim in a manner that is materially different from such Buyer Product and/or customer product as each existed within the one (1) year period immediately prior to the Announcement Date. Notwithstanding the terms of this Section 2.01(c), in the event that any customer of a Buyer Party initiates a patent infringement action against a Seller Party after the Effective Date and such action does not arise out of or relate to a patent infringement dispute initiated by a Seller Party, then such Seller Party shall be permitted to respond to such patent infringement action and assert any Seller Patent claim that such Seller Party would otherwise be precluded from asserting under this Section 2.01(c) against such customer; provided that the assertion of any such Seller Patent claim (A) is not in respect of a customer product which incorporates a Buyer Product that directly infringes such Seller Patent claim and (B) is not otherwise prevented by any of the other licenses and covenants of this

Article 2. Notwithstanding the foregoing, in no event shall Seller be permitted to recover any damages or obtain any other relief resulting from any infringement of any Seller Patent and/or Seller Information that occurred on or before April 30, 2007 with respect to any Buyer Product and/or any Permitted Buyer Customer Product to the extent that the above covenant applies.

(d) Notwithstanding anything in this Agreement to the contrary, the Seller Patents and Seller Information shall only be deemed to be licensable if any Seller Party has the power to sublicense such Seller Patents and Seller Information to Buyer at no additional cost to, and such sublicense will not result in any further obligations being imposed on, any Seller Party; provided, however, if Buyer agrees to assume and directly pay such additional cost to the applicable third party and such direct payment is permitted, such Seller Patents and Seller Information (as applicable) shall be licensable hereunder.

Section 2.02. From Buyer To Seller. (a) Subject to the terms and conditions of this Agreement, each Buyer Party hereby grants to each Seller Party a perpetual, worldwide, nonexclusive, irrevocable, nontransferable (except as set forth herein), royalty-free (except as set forth in Section 2.03), fully paid-up license under the Buyer Patents and Buyer Information to make, have made, use, sell, offer for sale and import, reproduce, perform, display or distribute any Seller Product (other than a MEMS Product in the S&C Field, which is licensed only pursuant to Section 2.03) and (ii) to engage in any Seller Activities. Notwithstanding the foregoing, the Seller Parties shall be prohibited from exercising the license rights granted in this Section 2.02 in any manner which contravenes the terms of Section 5.03 of the Purchase Agreement.

(b) Effective upon the Effective Date, each Buyer Party hereby irrevocably releases each Seller Party and their respective customers, mediate and immediate, from any and all claims of infringement of any Buyer Patent, with respect to any act performed or product made, used or sold by a Seller Party prior to the Effective Date.

(c) Each Buyer Party hereby agrees not to initiate any infringement action, or otherwise assert any claim, demand, cause of action or request for damages or other relief, either alone or in cooperation with any other Person, against any Seller Party or any of their customers on or before April 30, 2007 under any Buyer Patent and/or the Buyer Information with respect to (i) any Seller Product of the type manufactured and sold to such customers (including any Seller Product of the type with respect to which such customer has entered into a contract or otherwise placed an order with a Seller Party) within the one (1) year period immediately prior to the Announcement Date for any product of an immediate customer of a Seller Party and/or (ii) any product of an immediate customer which infringes or has infringed upon such Buyer Patent claims and in which such Seller Product is or has been incorporated within the one (1) year period immediately prior to the Announcement Date (including any such customer products which are modifications, derivations, replacements or successor products of any of the foregoing) (a “Permitted Seller Customer Product”); provided that the foregoing shall not apply with respect to any product of an immediate customer which is only under development as of the Announcement Date. Without limiting the generality of the foregoing, it is understood and agreed that the foregoing covenant with respect to a Permitted Seller Customer Product shall apply to all downstream customers, sellers, distributors, and the like, as in the case of patent exhaustion. Notwithstanding the foregoing, as to any particular Buyer Patent claim, the covenant set forth in this Section 2.02(c) shall only apply to any changes made to such Seller Products and/or customer products after the Announcement Date if such changes do not result in such products infringing such Buyer Patent claim in a manner that is materially different from such Seller Product and/or customer product as each existed within the one (1) year period immediately prior to the Announcement Date. Notwithstanding the terms of this Section 2.02(c), in the event that any customer of a Seller Party initiates a patent infringement action against a Buyer Party after the Effective Date and such action does not arise out of or relate to a patent infringement dispute initiated by a Buyer Party, then such Buyer Party shall be permitted to respond to such patent infringement action and assert any Buyer Patent claim that such Buyer Party would otherwise be precluded from asserting under this Section 2.02(c) against such customer; provided that the assertion of any such Buyer Patent claim (A) is not in respect of a customer product which incorporates a Seller Product that directly infringes such Buyer Patent claim and (B) is not otherwise prevented by any of the other licenses and covenants of this Article 2. In the event that any product of a customer of a Seller Party contributorily infringes upon any claim of a Buyer Patent with respect to which Buyer would otherwise be permitted to provide to Seller written notice pursuant to Section 2.02(f), in such event Buyer shall be entitled to provide Seller with such written notice and the Maximum Stay (as defined below) for the purposes of Section 2.02(f) shall commence from the date of receipt of such written infringement notice by Seller; it being understood, with respect to the foregoing, that none of the Buyer Parties shall be permitted to initiate a patent infringement action against such customer on or before April 30, 2007 (except as a response to a patent infringement action initiated by such customer as otherwise provided in this Section 2.02(c) and Section 2.02(f)). Notwithstanding the foregoing, in no event shall Buyer be permitted to recover any damages or obtain any other relief resulting from any infringement of any Buyer Patent and/or Buyer Information that occurred on or before April 30, 2007 with respect to any Seller Product and/or any Permitted Seller Customer Product to the extent that the above covenant applies.

(d) Notwithstanding anything in this Agreement to the contrary, the Buyer Patents and Buyer Information shall only be deemed to be licensable if any Buyer Party has the power to sublicense such Buyer Patents and Buyer Information to Seller at no additional cost to, and such sublicense will not result in any further obligations being imposed on, any Buyer Party; provided, however, if Seller agrees to assume and directly pay such additional cost to the applicable third party and such direct payment is permitted, such Buyer Patents and Buyer Information (as applicable) shall be licensable hereunder.

(e) Each Buyer Party hereby agrees not to initiate any infringement action, or otherwise assert any claim, demand, cause of action or request for damages or other relief, either alone or in cooperation with any other Person, against any Seller Party for contributory infringement, or inducement of infringement, under any claim of any Buyer Patent, for any product, or any act or omission, of any Seller Party (except as a response to a patent infringement action initiated by a Seller Party; provided that such Seller Party’s product contributorily infringes upon such Buyer Patent claim (but in no event shall such response include a claim for an inducement of infringement under such Buyer Patent claim)). Notwithstanding the foregoing, the covenant set forth in this Section 2.02(e) shall not apply in the event that (i) any of Buyer’s trade secrets are incorporated in material part in such product in a manner inconsistent with the Seller License or (ii) such inducement claim is based in material part on a disclosure of Buyer trade secrets in a manner inconsistent with the Seller License (so long as Seller has been given an opportunity to cure such disclosure which is reasonable under the circumstances and failed to do so after exercising reasonable best efforts).

(f) Subject to the terms and conditions of this Agreement, none of the Buyer Parties shall initiate any infringement action under any claim of any Buyer Patent (a “Protected Claim”) against any Person that Buyer is aware is a customer of any Seller Party if and to the extent that any Seller Product in respect of such customer’s product contributorily infringes upon such Protected Claim (except as a response to a patent infringement action initiated by such customer; provided that the foregoing exception shall not apply if such customer agrees to stay its patent infringement action against such Buyer Party and in the event that such customer agrees to such stay after such Buyer Party has initiated such infringement action, such Buyer Party shall promptly refrain from taking further legal action against such customer until such time as it is permitted to do so under this Section 2.02(f)). Prior to initiating any infringement action under any Protected Claim, Buyer shall provide to Seller a written notice setting forth in reasonable detail the basis for asserting infringement of the Protected Claim. Within thirty (30) days, Seller may request in writing (a “Stay Request”) an additional period of time, not to exceed nine (9) months from the date of receipt of such written infringement notice (the “Maximum Stay”), to modify the Seller Product so that the alleged infringement will cease. The Stay Request shall include, to the extent reasonably practicable, a description of the proposed modifications to the Seller Product. In the event that Buyer has initiated litigation based on infringement of a Protected Claim against a customer of any Seller Party, in any case where a Seller Product contributorily infringes the Protected Claim, and Seller informs Buyer that such customer is a customer of a Seller Party, then Buyer shall promptly refrain from taking further legal action against such customer until such time as it is permitted to do so under this Section 2.02(f) (not to exceed the Maximum Stay); it being understood and agreed that that the foregoing stay shall only be imposed if such customer agrees to such stay and such stay is acceptable to the applicable court or tribunal. For so long as Seller uses and continues to use reasonable best efforts to make such modifications designed to remove the infringing elements as promptly as practicable (i) Buyer shall not pursue litigation as to the Protected Claim and (ii) none of the Seller Parties shall sell, distribute, license or otherwise transfer the affected Seller Products except in such quantities as would be commercially reasonable taking into account the customer’s current product lifecycle (it being understood that Seller shall not materially increase quantities in order to avail itself of the protection set forth in this Section 2.02(f)). If prior to the expiration of the Maximum Stay, Seller puts into commercial production a modified Seller Product and such modified Seller Product is incorporated into the customer product that infringed (and provided that (A) Seller ceases production of the unmodified Seller Product and the customer ceases production of the infringing customer product in each case prior to the expiration of the Maximum Stay and (B) such modified customer product does not thereafter infringe on (x) the Protected Claim or (y) any new patent claim that Buyer would have been unable to assert against the unmodified product) (a “Successful Workaround”), Buyer shall not be permitted to recover any damages or obtain any other relief resulting from such infringement that occurred prior to the date that such Successful Workaround was first put into production (or, if earlier, the expiration of the Maximum Stay). For clarification, (1) the maximum period of time during which Buyer agrees not to assert a Protected Claim shall be the duration of the Maximum Stay, after which period if the infringing customer product (including an infringing modified customer product) is then being marketed or sold then notwithstanding anything herein to the contrary, Buyer shall have the right to assert, file and prosecute such Protected Claim without any limitation, and (2) in the event that Seller does not deliver a written Stay Request within thirty (30) days after the date of receipt of such written infringement notice, Buyer shall have the right to immediately assert, file and prosecute such Protected Claim without any limitation.

(g) Notwithstanding anything in this Agreement to the contrary, in no event will any Buyer Party seek injunctive relief against any Seller Party or, to the Buyer Party’s knowledge at the time, its customers as a remedy for patent infringement as to any product or service of such Seller Party that (i) is not licensed under this Article 2 and (ii) is not a Restricted Buyer Product (it being understood that with respect to such customers for these purposes the phrase “or under development” in clause (iii) of the definition of Control Product and in clause (ii) of the definition of Sensor Product shall not be disregarded); provided, however, as to any such customer the foregoing shall only apply if and to the extent that the product or service of such Seller Party directly infringes the applicable patent claim of such Buyer Party. In the event that Buyer has sought injunctive relief against a customer of a Seller Party and Seller informs Buyer that such customer is a customer of a Seller Party, then Buyer shall promptly withdraw such request for injunctive relief and if an injunction has been granted against such customer, Buyer shall exercise reasonable best efforts to have such injunction vacated (so long as such customer agrees to waive any claim it may have for damages or sanctions arising from such injunction). If requested by Buyer or Seller, the Parties will enter into good faith discussions about the possibility of Seller obtaining a license from Buyer on commercially reasonable terms with respect to such product or services of Seller (it being understood and agreed that the Parties shall apply the principles set forth in Georgia-Pacific Corp. v. United States Plywood Corp., 318 F. Supp. 1116 (S.D.N.Y. 1970) (taking into account any subsequent case law addressing the application of those principles including Panduit v. Stahlin, 575 F.2d. 1152 (6th Cir. 1978) (the “Georgia-Pacific Method”)) when negotiating the royalty payable for such products or services). For clarification, in the event that the Parties are unable to agree on the terms of a license with respect to such products or services, nothing in this Section 2.02(g) is intended to preclude Buyer from making a claim for damages against Seller, which claim may include a claim for lost profits pursuant to the Georgia-Pacific Method.

Section 2.03. MEMS Products. (a) Subject to the terms and conditions of this Agreement, each Party and its Permitted Subsidiaries (each a “MEMS Licensor”) hereby grants to the other Party and its Permitted Subsidiaries (each a “MEMS Licensee”) a worldwide, nonexclusive, irrevocable, nontransferable (except as set forth herein), license under the Buyer Patents and Seller Patents (as applicable) for a term of ten (10) years from the Effective Date (the “Initial MEMS License Term”) to make, have made, use, sell, offer for sale, and import MEMS Products within the S&C Field (the “Licensed MEMS Products”), and make and use any process, method, procedure, technique, design, tool, machine, software, template, or other item to the extent used to manufacture such Licensed MEMS Products. The MEMS Licensee shall pay to the MEMS Licensor a royalty of 0.5% of Net Sales (the “MEMS Royalty”) attributable to the MEMS Licensee’s sales of Licensed MEMS Products the manufacture and/or sale of which by the MEMS Licensee would (in the absence of this Section 2.03) directly infringe upon one or more claims of any of the Buyer Patents or Seller Patents, as applicable (the “Infringed MEMS Patent”) (it being understood and agreed that (i) such MEMS Royalty shall only be payable with respect to such Licensed MEMS Products sold by the MEMS Licensee after the date of the receipt of notice from the MEMS Licensor (the “MEMS Infringement Notice”) and

(ii) in no event shall a Party be required to pay a MEMS Royalty for any Licensed MEMS Product based on contributory infringement, or inducement of infringement, under any Buyer Patents or Seller Patents (as applicable). For clarification, nothing in Section 2.01 and Section 2.02 is intended to grant either Party a license to the Licensed MEMS Products.

(b) Notwithstanding anything in this Agreement to the contrary, the Buyer Patents and Seller Patents (as applicable) shall only be deemed to be licensable if the MEMS Licensor or any of its Permitted Subsidiaries has the power to sublicense such Patents to the MEMS Licensee at no additional cost to, and such sublicense will not result in any further obligations being imposed on, MEMS Licensor or any of its Permitted Subsidiaries; provided, however, if the MEMS Licensee agrees to assume and directly pay such additional cost to the applicable third party and such direct payment is permitted, such Patents shall be licensable hereunder.

(c) The MEMS Licensor shall be solely responsible for (i) making its own determination as to whether any of the MEMS Licensee’s Licensed MEMS Products infringe upon one or more claims of any of the MEMS Licensor’s Patents and (ii) providing the MEMS Licensee with the MEMS Infringement Notice. The MEMS Licensee agrees to submit a report within sixty (60) days after the end of each calendar quarter after the receipt of such MEMS Infringement Notice in which any such Licensed MEMS Products that directly infringe upon one or more claims of the Buyer Patents or Seller Patents (as applicable) have thereafter been sold, and such report shall include an identification of the applicable Licensed MEMS Products by SKU sold during the applicable quarter, and the Net Sales associated with such sales. The MEMS Licensee’s report shall be accompanied by payment in full for the royalty due for the calendar quarter covered by such report.

(d) After the expiration of the Initial MEMS License Term, the Parties shall negotiate in good faith to extend the term of the MEMS License beyond the Initial MEMS License Term on commercially reasonable terms (it being understood and agreed that the Parties shall apply the Georgia-Pacific Method when negotiating the MEMS Royalty payable for the period after the Initial MEMS License Term; provided, however, neither the MEMS Royalty for the Initial MEMS License Term nor the MEMS Licensor’s lost profits for the period of the Initial MEMS License Term, shall be pertinent factors in determining the MEMS Royalty for the period after the Initial MEMS License Term).

Section 2.04. Sublicense and Transfer. (a) Except as otherwise set forth in this Section 2.04, the Buyer License and the MEMS License shall not include the right to sublicense any Seller Patents or Seller Information. Except as otherwise set forth in this Section 2.04, the Seller License and the MEMS License shall not include the right to sublicense the Buyer Patents or Buyer Information.

(b) Notwithstanding any other provision of this Agreement, subject to the provisions of Section 2.04(c), if the Licensed Party acquires, directly or indirectly, after the Effective Date, whether by stock purchase, merger, asset acquisition or otherwise, the assets or business of another existing company (an “Acquired Business”), the Licensed Party shall be deemed to have elected to obtain a license hereunder for such Acquired Business unless it notifies the Licensing Party of its election not to obtain a license under this Section 2.04(b) within forty-five (45) days of the consummation of such acquisition. If the Licensed Party elects or is deemed to exercise its right to obtain a license pursuant to this Section 2.04(b), the Patents owned or licensable by the Acquired Business immediately prior to such acquisition with a Priority Date prior to the Effective Date shall be licensed to the Licensing Party pursuant to Section 2.01, Section 2.02 and Section 2.03 (as applicable). If the Licensed Party elects not to obtain a license pursuant to this Section 2.04(b), the Acquired Business will not be granted a license under any of the provisions of this Article 2 and none of the Patents of the Acquired Business will be licensed to the Licensing Party. In such event, the Licensed Party shall hold separate the Acquired Business and use reasonable efforts to ensure that (i) none of the products or product technology (including trade secrets relating thereto) of the Acquired Business are commingled with those of the Licensed Party and (ii) the books and records of the Acquired Business are maintained in such a manner as to permit the separate identification of (A) the volumes of products manufactured, sold, or otherwise transferred by the Acquired Business and (B) the results of operations of the Acquired Business. If the Licensed Party shall fail to comply in all material respects with such obligations, then as the sole and exclusive remedy for a breach of the foregoing obligations, the Acquired Business shall be granted the applicable licenses set forth in this Article 2 and the Patents owned or licensable by the Acquired Business immediately prior to such acquisition with a Priority Date prior to the Effective Date shall be licensed to the Licensing Party pursuant to Section 2.01, Section 2.02 and Section 2.03 (as applicable); provided that in the event of a breach committed in bad faith (e.g., laundering of products) damages and equitable relief shall be available to the non-breaching Party. The effective date of the grant of any license pursuant to this Section 2.04(b) shall be (x) the date of consummation of the acquisition giving rise to such grant or (y) in the case of a grant as a result of a material breach by the Licensed Party of its obligation to hold separate an Acquired Business, the date of such material breach.

(c) If the Acquired Business had gross sales equal to thirty percent (30%) or more of the gross sales of the Licensed Party for the four fiscal quarters immediately preceding the acquisition, then the right of the Licensed Party to elect to obtain a license for an Acquired Business as contemplated by Section 2.04(b) shall only be exercisable with the consent of the Licensing Party. Such consent shall be deemed to have been granted if the Licensing Party fails to reply within forty-five (45) days after receipt of notice of such acquisition or contemplated acquisition (it being understood and agreed that such notice shall disclose whether the Acquired Business represents thirty percent (30%) or more of the gross sales of the Licensed Party for the four fiscal quarters immediately preceding such acquisition or contemplated acquisition).

(d) Any license or other rights granted to any Permitted Subsidiary shall terminate upon the date such Permitted Subsidiary ceases to be a Subsidiary of such Licensed Party.

(e) In the event of:

(i) the acquisition by a third party of all or substantially all of the stock or assets of Buyer by (A) a stock sale, (B) an asset sale, or (C) a merger or consolidation, and in the case of (B) and (C) immediately following such transaction the assets of the successor or surviving corporation are substantially identical to the assets of Buyer immediately prior such transaction, then the successor or surviving company shall succeed to all of the rights and obligations of Buyer hereunder;

(ii) the acquisition by a third party of all or substantially all of the assets of Buyer by (A) an asset sale, (B) a merger or consolidation, and immediately following such transaction the assets of the successor or surviving corporation are not substantially identical to the assets of Buyer immediately prior to such transaction, then the successor or surviving company shall succeed to the rights and obligations of Buyer hereunder, but only with respect to the Buyer Products as the same may exist at the time of consummation of such transaction and any extensions, modifications, derivatives, replacements or successors to such Buyer Products; or

(iii) the acquisition by a third party of all or substantially all of the stock or assets of the Sensors business unit of Buyer or the Controls business unit of Buyer by (A) a stock sale, (B) an asset sale, or (C) a merger or consolidation, then the successor or surviving company shall be entitled to receive a license substantially identical to the license hereunder (it being understood that the license with respect to an acquisition of the Sensors business shall be limited to Sensors Products and the license with respect to an acquisition of the Controls business shall be limited to Controls Products); provided that, in the case of (B) and (C), if the assets of the successor or surviving company immediately following such transaction are not substantially identical to the assets of the transferred Business unit (e.g., the Controls Business or Sensors Business, as applicable) immediately prior to such transaction, such license shall only be with respect to the Buyer Products within such Business unit as the same may exist at the time of consummation of such transaction and any extensions, modifications, derivatives, replacements or successors to such Buyer Products.

(f) In the event of:

(i) the acquisition by a third party of all or substantially all of the stock or assets of Seller by (A) a stock sale, (B) an asset sale or (C) a merger or consolidation, and in the case of (B) and (C) immediately following such transaction the assets of the successor or surviving corporation are substantially identical to the assets of Seller immediately prior such transaction, then the successor or surviving company shall succeed to all of the rights and obligations of Seller hereunder;

(ii) the acquisition by a third party of all or substantially all of the assets of Seller by (A) an asset sale, (B) a merger or consolidation, and immediately following such transaction the assets of the successor or surviving corporation are not substantially identical to the assets of Seller immediately prior to such transaction, then the successor or surviving company shall succeed to the rights and obligations of Seller hereunder, but only with respect to the Seller Products as the same may exist at the time of consummation of such transaction and any extensions, modifications, derivatives, replacements or successors to such Seller Products; or

(iii) the acquisition by a third party of all or substantially all of the stock or assets of the any material business unit of Seller by (A) a stock sale, (B) an asset sale or (C) a merger or consolidation, then the successor or surviving company shall be entitled to receive a license substantially identical to the license hereunder; provided that, in the case of (B) and (C), if the assets of the successor or surviving company immediately following such transaction are not substantially identical to the assets of the transferred business unit immediately prior to such transaction, such license shall only be with respect to the Seller Products within such business unit as the same may exist at the time of consummation of such transaction and any extensions, modifications, derivatives, replacements or successors to such Seller Products.

(g) For purposes of Section 2.04(e) and (f), a “third party” shall include an unaffiliated third party as well as any direct or indirect parent or other affiliated company of Buyer or Seller, as the case may be.

(h) For clarification, nothing in this Section 2.04 shall be construed to result in the grant of a license to any direct or indirect parent company of any third party acquirer or Affiliate thereof, except as expressly contemplated hereby with respect to the successor or surviving company in the applicable business combination transaction.

(i) For clarification, neither Party shall take any action that has as its purpose the evasion of the restrictions on licensing, sublicensing, transfer or assignment set forth this Agreement (e.g. the acquisition of the business or assets of an affiliated company by a Party for the purpose of expanding the volume of products that will benefit from the licenses granted hereunder) nor shall such Party launder products of a third party that would otherwise infringe upon the other Party’s Patents, and in no event shall the protection of the licenses granted hereunder extend to any such products of a third party laundered by such Party. In the event of any material breach of the foregoing, the breaching Party shall only be licensed thereafter with respect to Buyer Products or Seller Products (as applicable) as the same may exist at the time of such material breach. It is understood that the Parties shall endeavor to have a bona fide, arms length relationship with any subcontractor such Party engages for the purpose of making products under such Party’s “have made” rights and in no event shall the purpose of engaging such subcontractor be to shield such subcontractor’s own products under such license.

Section 2.05. Third Party Contractors. In the event that the Licensed Party has exercised the have made rights set forth in this Article 2 by engaging a third party contractor to have the Buyer Products, Seller Products and/or Licensed MEMS Products (as applicable) made on its behalf, the rights granted to such third party contractor shall be suspended upon the shorter of (i) thirty (30) days prior written notice delivered by the Licensing Party to the Licensed Party in the event that such third party contractor files a complaint (or initiates any other governmental adversary proceeding) and (ii) six (6) months written notice delivered by the Licensing Party to the Licensed Party in the event that such third party contractor otherwise asserts a claim in writing against the Licensing Party or any of its Permitted Subsidiaries, in each case based upon, or challenging or seeking to deny or restrict the rights of the Licensing Party in any of its Patents or alleging that the Licensing Party or any of its Permitted Subsidiaries has infringed or otherwise misappropriated any Intellectual Property Right of such third party contractor; provided that such license shall be reinstated immediately (or such suspension shall not take effect) upon any settlement, final non-appealable judgment, or dismissal (whether or not voluntary) of such complaint or claim.

Section 2.06. Disclaimers; Limitation of Liability. THE LICENSES GRANTED HEREIN ARE MADE ON AN “AS IS” BASIS, AND SELLER OR BUYER EACH HEREBY DISCLAIM ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMITATION, THOSE REGARDING MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF NON-INFRINGEMENT. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS

SECTION 2.06 SHALL MODIFY, ALTER, OR LIMIT IN ANY MANNER THE REPRESENTATIONS, WARRANTIES, COVENANTS AND REMEDIES UNDER THE PURCHASE AGREEMENT.

Section 2.07. No Other Licenses. Except as expressly provided in this Agreement, no other licenses are granted to either Party under this Agreement.

ARTICLE 3

TERM AND TERMINATION

Section 3.01. Term. Except as otherwise set forth in this Agreement, the license granted under each Patent under this Agreement shall remain in full force and effect until the expiration of the statutory term (including all extensions and renewals) of such Patent. Licenses of know-how and trade secrets shall remain in full force and effect for so long as such know-how and trade secrets remains non-public.

Section 3.02. No Termination. Except as set forth above in this Article 3, no license granted hereunder may be terminated by the Licensing Party, even in the event of material breach. The sole and exclusive remedy in the event of a breach (material or otherwise) of this Agreement shall be damages, injunctive relief or specific performance (in each case, as permitted under Applicable Law).

ARTICLE 4

GENERAL PROVISIONS

Section 4.01. Confidentiality. Except as permitted by the Buyer License and the Seller License (as applicable), each Party (“receiving party”) will use the Confidential Information of the other Party (“disclosing party”) solely for the purposes set forth in this Agreement. Seller agrees that all Confidential Information included in the Purchased Assets (as defined in the Purchase Agreement) shall be deemed Confidential Information of Buyer after the Closing. The receiving Party will not directly or indirectly disclose the Confidential Information of the disclosing Party to any third party or use for its own benefit except as permitted by this Agreement, and will provide such Confidential Information only to any of its employees and independent contractors who need it in the normal course of conducting the receiving Party’s business and are bound by comparable agreements requiring that they keep it confidential. The receiving Party will take all reasonable measures to protect the confidentiality of the disclosing Party’s Confidential Information, notify the disclosing Party in writing of any unauthorized use or disclosure of such Confidential Information, and reasonably assist the disclosing Party in remedying any unauthorized use or disclosure. The receiving Party will give prompt notice of any legal requirement that it disclose the disclosing Party’s Confidential Information, and will disclose the disclosing Party’s Confidential Information only to the extent required by law. Subject to Patents of the disclosing Party, either Party may use Residual Knowledge for any purposes. The term “Residual Knowledge” means ideas, concepts, know-how, or techniques related to the disclosing Party’s technology that are retained by the unaided memories of the receiving Party’s employees who have had access to Confidential Information consistent with the terms of this Agreement. An employee’s memory will be considered to be unaided if the employee has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. This Section 4.01 shall survive the expiration of this Agreement and continue in force forever with respect to Confidential Information that constitutes trade secrets of a Party under applicable law, for so long as such Confidential Information remains a trade secret. For clarification, it is understood and agreed any information of Buyer published by any Seller Party in the form of application notes, technical bulletins, or the like, prior to the Effective Date are not trade secrets protectable under Section 4.01 or any other non-disclosure agreement.

Section 4.02. Prosecution And Maintenance. Each Party and its Permitted Subsidiaries shall, at its own expense, control and be solely responsible for the prosecution and maintenance of its Patents or any other Intellectual Property Right licensed hereunder. Nothing in this Agreement implies an obligation on either Party to apply for, prosecute or maintain any Patent or any other Intellectual Property Right.

Section 4.03. Actions Against Third Parties. Neither Party shall have any obligation hereunder to institute any action or suit against third parties for infringement of any Patent or any other Intellectual Property Right or to defend any action or suit brought by a third party which challenges or concerns the validity or enforceability of such Patents or Intellectual Property Right. Each Party shall have and retain the exclusive right to institute and prosecute any claim, action or suit against third parties for the infringement of any Patent or any other Intellectual Property Right that such Party owns.

Section 4.04. Assignment. Except as set forth in Section 2.04(e) and (f), neither this Agreement nor any rights hereunder may be assigned or otherwise transferred by either Party, in whole or in part, whether voluntarily or by operation of law, without the prior written consent of the other Party.1

Section 4.05. Notices. All notices, requests and other communications to any Party shall be in writing (including facsimile transmission) and shall be given,

if to Buyer, to:

Sensata Technologies, B.V.

c/o Bain Capital Partners, LLC

745 Fifth Avenue

New York, New York 10151

Attention:	Ed Conard
Paul Edgerley
Stephen M. Zide

Facsimile No.: (212) 421-2225

[1]	Between the date of the Purchase Agreement and the Closing Date, Buyer intends to form or cause to be formed one or more Subsidiaries or Affiliates, and in connection therewith, if necessary, Buyer may on or prior to the Closing assign and delegate any or all of its interest herein and duties and obligations hereunder to and among such Subsidiaries and Affiliates.

with a copy to:

Kirkland & Ellis LLP

200 E. Randolph Drive

Chicago, Illinois 60601

Attention:	Jeffrey C. Hammes, P.C.
Matthew E. Steinmetz, P.C.
Jeffrey W. Richards

Facsimile No.: (312) 861-2200

if to Seller, to:

Texas Instruments Incorporated

12500 TI Boulevard

Dallas, Texas 75266

Attention: General Counsel

Facsimile No.: (214) 480-5061

and

Texas Instruments Incorporated

7839 Churchill Way MS 3995

Dallas, Texas 75251

Attention: Vice President of Corporate Development

Facsimile No.: (972) 917-3804

with a copy to:

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Attention: Paul R. Kingsley

Facsimile No.: (212) 450-3800

or such other address or facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

Section 4.06

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Section 4.07. Amendments And Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b) Except as otherwise expressly provided for herein, no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.08. Successors And Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 4.09. Bankruptcy. All licenses granted under the Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the U.S. Bankruptcy Code and a licensee under the Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code.

Section 4.10. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

Section 4.11. Jurisdiction. The Parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or any New York State court sitting in New York City, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of New York, and each Party hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each Party agrees that service of process on such Party as provided in Section 4.05 shall be deemed effective service of process on such Party.

Section 4.12. Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Until and unless each Party has received a counterpart hereof signed by the other Party, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns.

Section 4.13. Entire Agreement. This Agreement (and the other Transaction Documents) constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to the subject matter hereof and thereof.

Section 4.14. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

TEXAS INSTRUMENTS INCORPORATED

By:	/s/ Joseph F. Hubach
Name:	Joseph F. Hubach
Title:	Senior Vice President, Secretary and General Counsel

SENSATA TECHNOLOGIES B.V.

By:	/s/ Ian Blasco
Name:	Ian Blasco
Title:	Authorized Signatory

Signature Page to Cross License Agreement